Exhibit 99.1

Press Release
Gulfport Energy Corporation Announces Pricing of Public Offering of Common Stock

OKLAHOMA CITY (July 12, 2011) Gulfport Energy Corporation (NASDAQ: GPOR) today announced that it has priced its previously-announced underwritten public offering of 3,000,000 shares of its common stock at a public offering price of $28.75 per share. Gulfport granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock at the public offering price (less the underwriting discount) solely to cover over-allotments. Net proceeds to Gulfport from the sale of the 3,000,000 shares, after underwriting discounts and estimated expenses, will be approximately $81.9 million. Gulfport intends to use the net proceeds from this offering to repay the current outstanding balance under its secured revolving credit facility, to fund its acquisition of oil and gas assets, including in the Utica Shale in Ohio, and for general corporate purposes, which may include expenditures associated with Gulfport’s 2011 drilling programs. The offering is expected to close on July 15, 2011, subject to customary closing conditions.

Credit Suisse Securities (USA) LLC acted as sole book-running manager in the offering. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission and be available on the SEC’s website, www.sec.gov. Copies of the prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission, www.sec.gov, or by contacting Credit Suisse Securities (USA) LLC, Prospectus Department, at One Madison Avenue, New York, New York 10010, or by telephone at (800) 221-1037.

The common stock will be issued pursuant to an effective automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and in the Permian Basin in West Texas. Gulfport recently acquired acreage positions in the Niobrara Formation of Western Colorado and the Utica Shale of Eastern Ohio. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transactions described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Paul K. Heerwagen IV

Director, Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888